Exhibit 10.3

TAX RECEIVABLE AGREEMENT

among

PREMIER, INC.

AND

THE LIMITED PARTNERS OF

PREMIER HEALTHCARE ALLIANCE, L.P.

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (the “Agreement”) is made as of September 25, 2013 and is effective immediately prior to the closing of the initial public offering of Premier, Inc., a Delaware corporation (“Premier”) (the “Effective Date”), and is made by and among Premier and each of the undersigned parties hereto identified as Limited Partners (as such term is defined below), and each of the successors and assigns thereto.

RECITALS

WHEREAS, in conjunction with the proposed reorganization of Premier Purchasing Partners, L.P., a California limited partnership (together with its successors and assigns, “Premier LP”) and its affiliates and the initial public offering of Class A shares (the “Class A Shares”) of the common stock of Premier, Premier LP will adopt an Amended and Restated Limited Partnership Agreement, in the form approved by its general partner and a majority of its Limited Partners (the “LP Agreement”), pursuant to which Premier LP will (a) change its name to “Premier Healthcare Alliance, L.P.” and (b) issue Class A Common Units to its general partner and Class B Common Units (the “Class B Common Units”) to its Limited Partners, collectively representing a 100% interest in Premier LP; and

WHEREAS, Premier LP is treated as a partnership for United States federal income tax purposes;

WHEREAS, Premier and the Limited Partners entered into a certain Unit Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) and a certain Exchange Agreement as of the date hereof (the “Exchange Agreement”);

WHEREAS, pursuant to the Purchase Agreement and the LP Agreement, certain Class B Common Units held by a Limited Partner will be sold to Premier in exchange for cash and the right to certain payments under this Agreement (the “Original Sale” and the date of such sale, the “Original Sale Date”);

WHEREAS, pursuant to the Exchange Agreement and the LP Agreement, certain Class B Common Units held by a Limited Partner may be exchanged with Premier over time for Class A Shares, cash or a combination of Class A Shares and cash, and, in each case, the right to certain payments under this Agreement (an “Exchange”);

WHEREAS, contemporaneous with the Original Sale, Premier will purchase additional newly issued Class A Common Units directly from Premier LP;

WHEREAS, immediately following the Original Sale, Premier will contribute the Class B Common Units acquired in the Original Sale and the Class A Common Units purchased from Premier LP to Premier Services, LLC, a Delaware limited liability company that will be formed concurrently with Premier, will be wholly owned by Premier, and will be the general partner of Premier LP (“Premier GP”), and the Class B Common Units held by Premier GP will be automatically converted to Class A Common Units;

WHEREAS, on and after the Original Sale Date, Premier LP and each of its direct and indirect subsidiaries which are treated as a partnership for United States federal income tax purposes (together with Premier LP and any direct or indirect subsidiary (owned through a chain of pass-through entities) of Premier LP that is treated as a disregarded entity for United States federal income tax purposes, the “Premier LP Group”) will have in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for the Taxable Year in which the Original Sale occurs and for each Taxable Year in which an Exchange occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by Premier LP Group (solely with respect to Premier) at the time of an Exchange (such time, the “Exchange Date”);

WHEREAS, the income, gain, loss, expense and other Tax (as such term is defined below) items of Premier may be affected by (i) the Basis Adjustments (as such term is defined below) and (ii) the Imputed Interest (as such term is defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of Premier;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1            Definitions. As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Recitals.

“Amended Schedule” is defined in Section 2.4(b).

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, Premier LP becomes an entity that is disregarded as separate from its owner for tax purposes); or under sections 734(b), 743(b) and 754 of the Code (in situations where, following the Original Sale or an Exchange, as applicable, Premier LP remains in existence as an entity for United States federal income tax purposes) and, in each case, comparable sections of foreign, state and local income and franchise tax laws, as a result of the Original Sale, any Exchange and payments under this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from the Original Sale or an Exchange of one or more Class B Common Units shall be determined without regard to any Pre-Original Sale Transfer or Pre-Exchange Transfer, as applicable, of such Class B Common Units and as if any such Pre-Original Sale Transfer or Pre-Exchange Transfer, as applicable, had not occurred.

“Beneficial Owner” of a security means a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:  (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of Premier.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events:

(i)            any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding a group of Persons which includes all Limited Partners or an Affiliate, is or becomes the Beneficial Owner, directly or indirectly, of securities of Premier representing more than 50% of the combined voting power of Premier’s then outstanding voting securities;

(ii)           the following individuals cease for any reason to constitute a majority of the number of directors of Premier then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by Premier’s shareholders was approved or recommended by a vote of more than 50% of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii);

(iii)          there is consummated a merger or consolidation of Premier with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Premier immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)          the shareholders of Premier approve a plan of complete liquidation or dissolution of Premier or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by Premier of all or substantially all of Premier’s assets, other than such sale or other disposition by Premier of all or substantially all of Premier’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Premier in substantially the same proportions as their ownership of Premier immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Premier immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Premier immediately following such transaction or series of transactions.

“Change of Control Termination Date” means the date of a Change of Control Termination Notice for purposes of determining the Change of Control Termination Payment.

“Change of Control Termination Effective Date” is defined in Section 4.2.

“Change of Control Termination Notice” is defined in Section 4.2.

“Change of Control Termination Payment” is defined in Section 4.3(b).

“Change of Control Termination Schedule” is defined in Section 4.2.

“Class A Shares” is defined in the Recitals.

“Class B Common Units” is defined in the Recitals.

“Code” is defined in the Recitals.

“Common Units” means Class A Common Units and Class B Common Units issued by Premier LP.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Taxable Year” means any Taxable Year of Premier ending before or including the Unilateral Termination Date.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means, with respect to each Limited Partner, the cumulative amount of Realized Tax Benefits for all Taxable Years of Premier, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment with respect to each Limited Partner for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination, or, if applicable, the Early Termination Schedule, Change of Control Termination Schedule, or amendments thereto.

“Default Rate” means LIBOR plus 100 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of foreign, state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means the long-term Applicable Federal Rate published by the Internal Revenue Service in accordance with section 1274(d) of the Code.

“Early Termination Schedule” is defined in Section 4.2.

“Exchange” is defined in the Recitals.

“Exchange Agreement” is defined in the Recitals.

“Exchange Basis Schedule” is defined in Section 2.2(b).

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9.

“Hypothetical Tax Liability” means, with respect to a Limited Partner and a Taxable Year, the liability for Taxes of (i) Premier and (ii) without duplication, Premier LP, but only with respect to Taxes imposed on Premier LP and allocable, based on Common Units held, to Premier, or to the other members of the consolidated group of which Premier is the parent, for the Taxable Year, in each case using the same methods, elections, conventions and similar practices used on the relevant Premier Return, but (x) excluding any aggregate increase or decrease in Tax liability for the Taxable Year attributable to Basis Adjustments resulting from Original Sales and Exchanges by the Limited Partner and any payments under this Agreement to the Limited Partner and (y) excluding any deductions attributable to Imputed Interest with respect to payment obligations under this Agreement to the Limited Partner for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under section 1272, 1274 or 483 or any other provision of the Code and any similar provision of foreign, state, and local tax law, as applicable, with respect to Premier’s payment obligations under this Agreement.

“Independent Director” means any member of the Board who is not affiliated with any of the Limited Partners or any of the other principal shareholders of Premier and is neither a current officer nor a former officer of Premier or any of its Subsidiaries.

“Interest Amount” is defined in Section 3.1(b).

“IPO” means the initial public offering of Class A Shares by Premier.

“IPO Date” means the closing date of the IPO.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Limited Partners” means each holder of Class B Common Units of Premier LP party hereto as of the date hereof and each other Person that is issued Class B Common Units from time to time and executes a Joinder Agreement in the form attached hereto as Exhibit A, other than Premier and Premier LP and their successors and assigns.

“LP Agreement” is defined in the Recitals.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Original Sale Date or Exchange Date, or deemed Exchange Date, determined as follows:

(a)           If Class A Shares are traded on a national securities exchange, then such Market Value shall be the average of the closing prices of a Class A Share on such exchange over the 20 trading days ending three days prior to the applicable Original Sale Date or Exchange Date, or deemed Exchange Date (the “Determination Date”);

(b)           If Class A Shares are traded on the over-the-counter system, then such Market Value shall be the average of the closing bid and ask prices of a Class A Share over the 20 trading days prior to the Determination Date; and

(c)           If there is then no public market for the Class A Shares, then such Market Value shall be the highest price per share which could be obtained from a willing buyer (not a current employee or director) for a Class A Share sold from authorized but unissued shares, as determined in good faith by Premier.

If closing prices or closing bid and ask prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid and ask price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” is defined in Section 3.1(b).

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Original Sale” is defined in the Recitals.

“Original Sale Basis Schedule” is defined in Section 2.2(a).

“Original Sale Date” is defined in the Recitals.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization of any nature whatsoever or any group of two or more of the foregoing which are Related Entities.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Limited Partner) or distribution in respect of one or more Class B Common Units (i) that occurs prior to an Exchange of such Class B Common Units, and (ii) to which section 743(b) or 734(b) of the Code applies.

“Pre-Original Sale Transfer” means any transfer (including upon the death of a Limited Partner) or distribution in respect of one or more Class B Common Units (i) that occurs prior to Class B Common Units sold in the Original Sale, and (ii) to which section 743(b) or 734(b) of the Code applies.

“Premier” is defined in the Recitals.

“Premier LP” is defined in the Recitals.

“Premier LP Group” is defined in the Recitals.

“Premier Return” means the United States federal, and/or foreign, and/or state and/or local Tax Return, as applicable, of Premier filed with respect to Taxes of any Taxable Year.

“Purchase Agreement” is defined in the Recitals.

“Qualified Tax Advisor” means Ernst & Young LLP, or any other law or accounting firm that is nationally recognized as being expert in Tax matters and that is reasonably acceptable to Premier.

“Realized Tax Benefit” means, for a Limited Partner in a Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability with respect to the Limited Partner in the Taxable Year over (b) the “actual” liability for Taxes of (i) Premier and (ii) without duplication, Premier LP, but only with respect to Taxes imposed on Premier LP that are allocable, based on Common Units held, to Premier or to the other members of the consolidated group of which Premier is the parent for such Taxable Year, such “actual” liability to be computed with the adjustments described in this Agreement (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this Agreement). If all or a portion of the “actual” liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, any such liability arising as a result of an audit shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Limited Partner in a Taxable Year, the excess, if any, of (a) the “actual” liability for Taxes of (i) Premier and (ii) without duplication, Premier LP, but only with respect to Taxes imposed on Premier LP that are allocable, based on Common Units, held to Premier or to the other members of the consolidated group of which Premier is the parent for such Taxable Year, over (b) the Hypothetical Tax Liability with respect to the Limited Partner in the Taxable Year, such “actual” liability to be computed with the adjustments described in this Agreement (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this Agreement). If all or a portion of the “actual” liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, any such liability arising as a result of an audit shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a).

“Reference Asset” means an asset that is held by any member of Premier LP Group, at the time of the Original Sale or an Exchange, as applicable. A Reference Asset also includes any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Related Entity” when used with respect to another Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Related Entities of a Limited Partner shall be deemed to include all of its directors, managers, officers and employees in their capacities as such.

“Schedule” means any of the following: (a) an Original Sale Basis Schedule, (b) an Exchange Basis Schedule, (c) a Tax Benefit Schedule, (d) the Early Termination Schedule, or (e) the Change of Control Termination Schedule.

“Senior Obligations” is defined in Section 5.1.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of Premier as defined in Section 441(b) of the Code or comparable section of foreign, state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date or on or after the Original Sale Date, whichever occurs earlier.

“Taxes” means any and all United States federal, foreign, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, franchise taxes of such governmental entities, and any interest related to such Tax (but excluding, for the avoidance of doubt, any Interest Amount).

“Taxing Authority” shall mean any domestic, federal, national, foreign, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unilateral Termination Date” is defined in Section 4.4.

“Unilateral Termination Notice” is defined in Section 4.4.

“Valuation Assumptions” shall mean, as of an Early Termination Date or Change of Control Termination Date, the assumptions that:

(a)           in each Taxable Year ending on or after such Early Termination Date, Premier will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(b)                                 the United States federal income tax rates, and any foreign, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on such date;

(c)                                  all taxable income of Premier will be subject to the maximum applicable Tax rates throughout the relevant period;

(d)                                 any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by Premier on a pro rata basis from the date of the such schedule through the scheduled expiration date of such loss carryovers;

(e)                                  any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary); and

(f)                                   if, as of such date, there are Class B Common Units that were not sold in the Original Sale and have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred to the applicable Limited Partner under this Agreement if the Exchange occurred on the Early Termination Date. For the avoidance of doubt, the term “Exchange” as used herein shall include any Exchange deemed to have occurred under this subsection.

ARTICLE 2

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1                                    Basis Adjustment. The parties hereto acknowledge that an Original Sale or an Exchange constitutes a transfer of an interest in Premier LP giving rise to a Basis Adjustment. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.2                                    Basis Schedule.

(a)                                 Within forty-five (45) calendar days after the filing of the United States federal income tax return of Premier for the Taxable Year in which the Original Sale has been effected, Premier shall deliver to Premier LP a schedule (the “Original Sale Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to the Limited Partners, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of the Original Sale Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Original Sale, calculated in the aggregate, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. The Original Basis Schedule will become final as provided in Section 2.4(a)

and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)                                 Within forty-five (45) calendar days after the filing of the United States federal income tax return of Premier for each Taxable Year in which any Exchange has been effected, Premier shall deliver to each Limited Partner a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each such Limited Partner, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of any Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. The Exchange Basis Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

Section 2.3                                    Tax Benefit Schedule.

(a)                                 Tax Benefit Schedule. Within forty-five (45) calendar days after the filing of the United States federal income tax return of Premier for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Premier shall provide to each Limited Partner a schedule showing, in reasonable detail and, at the request of the Limited Partner, with respect to each separate Exchange (and Original Sale, as applicable), the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (each a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)                                 Applicable Principles. Subject to Sections 3.3 and 3.4, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of Premier for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of each Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by Premier for the Class B Common Units acquired in the Original Sale or an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of foreign, state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for Premier and (B) have the effect of creating additional Basis Adjustments to Reference Assets for Premier in the year of payment, and (ii) as a result, such additional Basis

Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.4                                    Procedures, Amendments.

(a)                                 Procedure. Every time Premier delivers to a Limited Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule, Change of Control Termination Schedule, amended Early Termination Schedule, or amended Change of Control Termination Schedule, Premier shall also (i) deliver to the Limited Partner schedules and work papers, as determined by Premier or reasonably requested by such Limited Partner, providing reasonable detail regarding the preparation of the Schedule and (ii) allow such the Limited Partner reasonable access at no cost to the appropriate representatives at Premier, as determined by Premier or requested by the Limited Partner in connection with a review of such Schedule. An applicable Schedule or amendment thereto shall become final and binding on Premier and a Limited Partner thirty (30) calendar days from the first date on which the Limited Partner received the applicable Schedule or amendment thereto unless the Limited Partner (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides Premier with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Premier. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by Premier of an Objection Notice, Premier and the Limited Partner shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b)                                 Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Premier (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to any Taxable Year after the date the Schedule was provided to the Limited Partner (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Original Basis Schedule or an Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE 3

TAX BENEFIT PAYMENTS

Section 3.1                                    Payments.

(a)                                 Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a Limited Partner becomes final in accordance with Section 2.4(a), Premier shall pay to such Limited Partner for the applicable Taxable Year the Tax Benefit Payment with respect to such Limited Partner for such Taxable Year, as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the Limited Partner to Premier or as otherwise agreed by Premier and the Limited Partner. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b)                                 A “Tax Benefit Payment” for a Taxable Year means, with respect to each Limited Partner, an amount, not less than zero, equal to the sum of the Limited Partner’s Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Class B Common Units in Exchanges, unless otherwise required by law. Subject to Sections 3.3 and 3.4, the “Net Tax Benefit” with respect to each Limited Partner for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit with respect to such Limited Partner for such Taxable Year over the total amount of payments previously made to such Limited Partner under this Section 3.1 (excluding payments attributable to Interest Amounts). The “Interest Amount” with respect to each Limited Partner for a Taxable Year shall equal the interest on the Net Tax Benefit with respect to such Limited Partner for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing Premier Return with respect to Taxes for such Taxable Year until the Payment Date. For the avoidance of doubt, no Limited Partner shall have any obligation to make any payment to Premier, or to reimburse Premier for amounts previously paid, pursuant to this Agreement, except as provided in Section 7.9.

(c)                                  Notwithstanding anything else in this Agreement to the contrary, Premier’s obligation to make payments to a Limited Partner under this Agreement shall cease immediately if, pursuant to the LP Agreement, such Limited Partner ceases to be a limited partner in Premier LP.

Section 3.2                                    No Duplicative Payments. It is intended that the provisions will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions provide that Tax Benefit Payments are paid to the Limited Partners pursuant to this Agreement. The provisions shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3                                    Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, and subject to Section 3.4 hereof, to the extent that the aggregate tax benefit of Premier’s deduction with respect to the Basis Adjustments or Imputed Interest under this Agreement is limited in a particular Taxable Year because Premier does not have sufficient taxable income or to the extent that Premier lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due with respect to a particular Taxable Year, the limitation on the tax benefit for Premier, or the payments under this Agreement that may be made, as the case may be, shall be taken into account or made for each Person entitled to receive a payment pursuant to Section 3.1 on a pro rata basis by comparing the amount of such Person’s share of the tax benefits or amounts payable (as the case may be) with respect to the applicable Taxable Year to the aggregate amount of the tax benefits or amounts payable to all Person’s entitled to receive a payment pursuant to Section 3.1 with respect to the applicable Taxable Year.

Section 3.4                                    Coordination. If for any reason Premier does not fully satisfy its obligations to make all payments due under this Agreement in respect of a particular Taxable Year, then no payments shall be made under this Agreement in respect of any Taxable Year until all payments in respect of prior Taxable Years have been made in full, including any additional amounts due under Section 5.2.

ARTICLE 4

TERMINATION

Section 4.1                                    Termination and Breach of Agreement.

(a)                                 With the written approval of a majority of the Independent Directors, Premier may terminate this Agreement with respect to all amounts payable to the Limited Partners at any time by paying to them the Early Termination Payment; provided, however, that this Agreement only terminates under this Section 4.1(a) upon the receipt of the Early Termination Payments by the Limited Partners, and provided, further, that Premier may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by Premier, Premier shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payments agreed to by Premier and the Limited Partners as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in Early Termination Payments). If an Exchange occurs after Premier makes such payments to the Limited Partners, Premier shall have no obligations under this Agreement with respect to such Exchange.

(b)                                 Upon the occurrence of a Change of Control, Premier shall be obligated to terminate this Agreement effective as of the Change of Control Termination Date by paying to the Limited Partners the Change of Control Termination Payment, substituting Change of Control Termination Date for Early Termination Date each time Early Termination Date appears in the definition of Valuation Assumptions and substituting Change of Control Termination Schedule for Early Termination Schedule each time Early Termination Schedule appears in the definition of Valuation Assumptions, and following the procedures set forth in Sections 4.2 and 4.3, as applicable to a Change of Control; provided, however, that this Agreement shall terminate under this Section 4.1(b) only upon the receipt of the Change of Control Termination Payments by the Limited Partners. Upon payment of the Change of Control Termination Payments by Premier, Premier shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payments agreed to by Premier and the Limited Partners as due and payable but unpaid as of the Change of Control Termination Notice and (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Change of Control Termination

Notice (except to the extent that the amount described in clause (ii) is included in Change of Control Termination Payments). If an Exchange occurs by a Limited Partner after Premier makes such payments to the Limited Partners, Premier shall have no obligations under this Agreement with respect to such Exchange.

(c)                                  In the event that Premier breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (i) Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payments agreed to by Premier and the Limited Partners as due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payments due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that Premier breaches this Agreement, the Limited Partners shall each separately be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months after the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months after the date such payment is due.

(d)                                 Premier may satisfy its obligation under this Agreement to pay amounts to a Limited Partner attributable to the Original Sale or a particular Exchange at any time 15 or more years after the year of the Original Sale or such Exchange, by making a final payment to such Limited Partner in an amount computed in the same manner as an Early Termination Payment would be computed if the Original Sale or such Exchange were the only event giving rise to payments under this Agreement.

Section 4.2                                    Termination Notice. If Premier chooses to exercise its right of early termination under Section 4.1 above, or within 30 days of a Change of Control, Premier shall deliver to each of the Limited Partners notice of such intention to exercise such right or of such occurrence (“Early Termination Notice” or “Change of Control Termination Notice”, as applicable) and a schedule (the “Early Termination Schedule” or “Change of Control Termination Schedule”, as applicable) specifying Premier’s intention to exercise such right or of such occurrence and showing in reasonable detail the calculation of the Early Termination Payments or the Change of Control Termination Payments, as applicable, for the Limited Partners. Premier shall, along with such notice and schedule, (i) deliver to the Limited Partners schedules and work papers, as determined by Premier or requested by a Limited Partner providing reasonable detail regarding the preparation of the Schedule and (ii) allow the Limited Partners reasonable access at no cost to the appropriate representatives at Premier, as determined by Premier or requested by a Limited Partner, in connection with a review of such schedule. The Early Termination Schedule or Change of Control Termination Schedule, as applicable, shall become final and binding on Premier and a Limited Partner 30 calendar days from the first date on which such Limited Partner received such schedule or amendment thereto unless such Limited Partner (i) within 30 calendar days after receiving such schedule, provides Premier with notice of a material objection to such schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such schedule becomes binding on the date the waiver is received by Premier (the “Early Termination Effective Date” or “Change of Control Termination Effective Date”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by Premier of the Material Objection Notice, Premier and such Limited Partner shall employ the Reconciliation Procedures.

Section 4.3                                    Payment upon Termination.

(a)                                 Within three (3) Business Days after the Early Termination Effective Date Premier shall pay to each Limited Partner an amount equal to the Early Termination Payment with respect to the Limited Partner. Within three (3) Business Days after the Change of Control Termination Effective Date, Premier shall pay to each Limited Partner an amount equal to the Change of Control Termination Payment with respect to the Limited Partner. Such payments shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each of the Limited Partners or as otherwise agreed by Premier and each of the Limited Partners.

(b)                                 “Early Termination Payment” for a Limited Partner shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Premier to the Limited Partner hereunder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied. “Change of Control Termination Payment” for a Limited Partner shall equal the present value, discounted at the Early Termination Rate as of the Change of Control Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Premier to the Limited Partner hereunder beginning as of the Change of Control Termination Date and assuming that the Valuation Assumptions are applied, as amended by Section 4.1(b).

Section 4.4                                    Unilateral Termination. At any time, by providing notice (the “Unilateral Termination Notice”) to Premier, a Limited Partner may elect to terminate this Agreement with respect to such Limited Partner effective as of the date designated by the Limited Partner in such notice (the “Unilateral Termination Date”). Upon receipt of the Unilateral Termination Notice, Premier shall have no further payment obligations under this Agreement with respect to such Limited Partner other than for a (a) Tax Benefit Payment agreed to by Premier through a majority of its Independent Directors and the Limited Partner as due and payable but unpaid as of the Unilateral Termination Date and (b) Tax Benefit Payment due for the Covered Taxable Year ending with or including the Unilateral Termination Date (except to the extent that the amount described in clause (b) is attributable to Class B Common Units exchanged after the Unilateral Termination Date).

ARTICLE 5

SUBORDINATION AND LATE PAYMENTS

Section 5.1                                    Subordination. Notwithstanding any other provision to the contrary, any payment required to be made by Premier under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of Premier and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Premier that are not Senior Obligations.

Section 5.2                                    Late Payments by Premier. The amount of all or any portion of any payment not made by Premier when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due.

ARTICLE 6

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1                                    Election to be Filed. As the sole member of the general partner of Premier LP, Premier shall cause Premier LP and each Premier LP Group member that is treated as a partnership for United States federal income tax purposes to file an election under Section 754 of the Code commencing with its Taxable Year in which the Original Sale occurs, unless such entity already has a Section 754 election in effect, and shall not cause any such entity to revoke such election until this Agreement is no longer in effect for any Limited Partner. If Premier LP acquires an interest in an entity that is treated as a partnership for United States federal income tax purposes, Premier shall use its best efforts to cause such entity to file an election under Section 754 of the Code effective for each such entity’s Taxable Year in which such acquisition occurs, unless such entity already has an election under Section 754 of the Code in effect, and shall not cause such entity to revoke such election until this Agreement is no longer in effect.

Section 6.2                                    Participation in Premier’s and Premier LP’s Tax Matters. Except as otherwise provided herein, Premier shall have full responsibility for, and sole discretion over, all Tax matters concerning Premier and Premier LP, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Premier shall notify each applicable Limited Partner, and keep each applicable Limited Partner reasonably informed with respect to, the portion of any material audit of Premier or Premier LP by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such Limited Partner(s) under this Agreement, and shall provide to such Limited Partner(s) reasonable opportunity to provide information and other input to Premier, Premier LP and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that Premier and Premier LP shall not be required to take any action that is inconsistent with any provision of the LP Agreement.

Section 6.3                                    Consistency. Premier and the Limited Partners agree to report and cause to be reported for all purposes, including federal, foreign, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by Premier in any

Schedule required to be provided by or on behalf of Premier under this Agreement unless otherwise required by law.

Section 6.4                                    Cooperation. Each applicable Limited Partner shall (a) furnish to Premier in a timely manner such information, documents and other materials as Premier may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to Premier and its representatives to provide explanations of documents and materials and such other information as Premier or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Premier shall reimburse any such Limited Partner for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE 7

MISCELLANEOUS

Section 7.1                                    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Premier, to:	Premier, Inc.
13034 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: Chief Financial Officer and General Counsel
Facsimile: (704) 816-6307
Email: craig_mckasson@premierinc.com
and Jeffrey_Lemkin2@premierinc.com, respectively

If to any Limited Partner:	The address set forth on the books and records of Premier LP

Any party may change its address or fax number by giving the other parties written notice of its new address or fax number in the manner set forth above.

Section 7.2                                    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart.

Section 7.3                                    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason.

Section 7.4                                    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5                                    Severability. If any term or other provision is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6                                    Successors; Assignment; Amendments; Waivers.

(a)                                 A Limited Partner may not assign any of its rights under this Agreement to any Person; provided, however, that in connection with a sale by the Limited Partner of Class B Common Units to another Limited Partner, such selling Limited Partner shall have the option to assign its rights under this Agreement with respect to the Class B Common Units sold to such acquiring Limited Partner, so long as such acquiring Limited Partner has executed and delivered, or in connection with such sale executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Premier, agreeing to become a successor for all purposes, except as otherwise provided in such joinder.

(b)                                 No provision may be amended unless such amendment is approved in writing by Premier and the Limited Partners; provided, that, the definition of Change of Control cannot be amended without the written approval of a majority of the Independent Directors. No provision may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)                                  All of the terms and provisions shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Premier shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Premier, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Premier would be required to perform if no such succession had taken place.

Section 7.7                                    Titles and Subtitles. The titles of the sections and subsections are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8                                    Resolution of Disputes.

(a)                                 Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with then-existing Rules of Arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)                                 Notwithstanding the provisions of paragraph (a), Premier may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the Limited Partners (i) expressly consent to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agree that proof shall not be required that monetary damages for breach of the provisions would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoint Premier as agent of the Limited Partners for service of process in connection with any such action or proceeding and agree that service of process upon such agent, who shall promptly advise the Limited Partners of any such service of process, shall be deemed in every respect effective service of process upon the Limited Partners in any such action or proceeding.

(c)                                  (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN WILMINGTON, DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forums designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9                                    Reconciliation. In the event that Premier and a Limited Partner are unable to resolve a disagreement with respect to the matters governed by Sections 2.4 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Premier and either the Limited Partner agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Premier or either the Limited Partner or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the Qualified Tax Advisor. The Expert shall resolve any matter relating to the Original Basis Schedule, or an amendment thereto, an Exchange Basis Schedule, or an amendment thereto, the Early Termination Schedule, or an amendment thereto, or the Change of Control Termination Schedule, or an amendment thereto, within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Premier, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Premier except as provided in the next sentence. Premier and the Limited Partner shall bear their own costs and expenses of such proceeding, unless (a) the Expert adopts Premier LP’s or the Limited Partner’s position, or concludes that 75% or more of the aggregate amount of any payments at issue should be made to the Limited Partner, in which case Premier shall reimburse the Limited Partner for any reasonable out-of-pocket costs and expenses in such proceeding, or (b) the Expert adopts Premier’s position, or concludes that less than 25% of the aggregate amount of any payments at issue should be made to the Limited Partner, in which case the Limited Partner shall reimburse Premier for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on Premier and the Limited Partner which is a party to such Dispute and may be entered and enforced in any court having jurisdiction.

Section 7.10                             Withholding. Premier shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Premier is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Premier, such withheld amounts shall be treated for all purposes as having been paid to either the applicable Limited Partner.

Section 7.11                             Admission of Premier into a Consolidated Group; Transfers of Corporate Assets.

(a)                                 If Premier is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, Change of Control Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If any entity that is obligated to make a Tax Benefit Payment, Early Termination Payment, or Change of Control Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment, Early Termination Payment, or Change of Control Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset. For purposes of this Section 7.11, a transfer of a partnership or limited liability company interest shall be treated as a transfer of the transferring partner’s or member’s share of each of the assets and liabilities of that partnership or limited liability company.

Section 7.12                             Confidentiality. Premier LP, the Limited Partners and each of their assignees acknowledge and agree that the information of Premier is confidential and, except in the course of performing any duties as necessary for Premier and its Affiliates, as required by law or legal process or to enforce the terms, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of Premier and its Affiliates and successors, concerning Premier LP and its Affiliates and successors or the Limited Partners, learned by the Limited Partners heretofore or hereafter. This Section 7.12 shall not apply to (a) any information that has been made publicly available by Premier or any of its Affiliates, becomes public knowledge (except as a result of an act of Premier LP or a Limited Partner in violation ) or is generally known to the business community and (b) the disclosure of information to the extent necessary for the Limited Partners to prepare and file their Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, the Limited Partners and each of their assignees (and with respect to each, their respective employee, representative or other agents or their assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of Premier, Premier LP, the Limited Partners and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Limited Partners relating to such tax treatment and tax structure.

If a Limited Partner or its assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, Premier shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Premier or any of its Subsidiaries and the accounts and funds managed by Premier and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13                             Void Date. If the Effective Date does not occur prior to March 31, 2014, this Agreement shall be null and void and of no further effect.

IN WITNESS WHEREOF, Premier and the Limited Partners have duly executed this Agreement as of the date first written above.

Premier, Inc.

By:	/s/Craig McKasson
Name: Craig McKasson
Title: Chief Financial Officer

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, Premier and the Limited Partners have duly executed this Agreement as of the date first written above.

EACH OF THE LIMITED PARTNERS LISTED ON SCHEDULE I ATTACHED HERETO

By: Premier Plans, LLC, as attorney-in-fact pursuant to the Special Power of Attorney executed by each of the Limited Partners

By:	/s/Craig McKasson
Name: Craig McKasson
Title: Chief Financial Officer

[Signature Page to Tax Receivable Agreement]

Exhibit A

Form of Joinder Agreement

[                                            ] does hereby agree to the terms and conditions of the Tax Receivable Agreement, dated as of [              ], 2013, a copy of which is attached hereto, and shall be and hereby is a Limited Partner, as defined in such Agreement, and is bound by its terms and conditions.

Effective [                      ].

Premier, Inc.

By:
Name: Craig McKasson
Title: Chief Financial Officer

Limited Partner

By: